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                                                                   Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2000 (dollars in thousands)

                                                                                 The Company
                                                       -------------------------------------------------------------------
                                                                       Twelve Months Ended December 31,
                                                       -------------------------------------------------------------------
                                                         1996           1997          1998           1999           2000
                                                       --------       --------      --------      ---------       --------
EARNINGS, AS DEFINED

Net Income(Loss) before Preferred Dividends(2)         $ (1,609)      $ 19,368      $ 44,602      $  50,286       $ 38,869
Extraordinary items                                         186            843         1,400           (984)         7,910
Minority Interest                                           292          1,119         2,550          3,647          2,157
Fixed Charges                                             3,913          9,668        53,289         64,782         63,281
                                                       --------       --------      --------      ---------       --------

                                                       $  2,782       $ 30,998      $101,841      $ 117,731       $112,217
                                                       --------       --------      --------      ---------       --------

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense                                       $  3,913       $  9,668      $ 53,289      $  64,782       $ 63,281
Capitalized Interest                                         --             --         1,108          2,675          3,777
Preferred Dividends                                          --             --        20,620         22,280         20,713
                                                       --------       --------      --------      ---------       --------
                                                       $  3,913       $  9,668      $ 75,017      $  89,737       $ 87,771


RATIO OF EARNINGS TO FIXED CHARGES(3)                      0.71(1)        3.21          1.87           1.75           1.67
                                                       --------       --------      --------      ---------       --------


RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   DIVIDENDS(3)                                            0.71(1)        3.21          1.36           1.31           1.28
                                                       --------       --------      --------      ---------       --------

(1) For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges by $1,131.

(2) Net Income (Loss) before Preferred Dividends includes depreciation and amortization expense as a deduction.

(3) Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends includes depreciation and amortization expense as a deduction from earnings.


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